Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Parent Support Agreement (this “Agreement”) is dated as of August 11, 2023, by and among Swiftmerge Holdings, LP, a Delaware limited partnership (the “Sponsor Holdco”), the additional Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Swiftmerge Acquisition Corp., a Cayman Islands exempted company (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing) (both before and after the Domestication, “Parent”), and HDL Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (x) 3,375,000 Parent Class A Ordinary Shares and (y) 6,350,000 Parent Warrants in the aggregate, as set forth on Schedule I attached hereto (all such securities of Parent (including securities underlying such securities), or any successor or additional securities of Parent of which ownership is hereafter acquired by any such Sponsor prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, IVCP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Merger Agreement (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one Business Day prior to the Effective Time and subject to the conditions of the Merger Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the DGCL and the Cayman Companies Act;

WHEREAS, the Board of Directors of Parent has (a) approved the execution, delivery and performance by Parent and Merger Sub of the Merger Agreement, the Ancillary Agreements to which it is a party, the Merger, the Domestication, and the other transactions contemplated by any such documents (collectively, the “Transactions”), (b) determined that the Transactions are advisable and in the best interests of Parent and its shareholders (the “Parent Shareholders”) and (c) recommended the approval and the adoption by the Parent Shareholders of the Merger Agreement, the Ancillary Agreements, the Domestication, the Merger and the other Transactions; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with the first two sentences of Section 6.2(a) (Exclusivity) and Section 11.5 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Parent” contained in the first two sentences of Section 6.2(a) of the Merger Agreement also referred to each such Sponsor.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Article X (Termination) thereof and (c) the liquidation of Parent (the earlier of (a) through (c), the “Expiration Time”), each Sponsor shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to Parent’s officers or directors, any Affiliate or family member of any of Parent’s officers or directors, any members or partners of Sponsor Holdco or their affiliates, any Affiliates of Sponsor Holdco, or any employees of such Affiliates; (B) in the case of a Person who is not an individual, to any Affiliate of such Person or to any member(s) or partners(s) of such Person or any of their Affiliates or any employees of such Affiliates; (C) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (D) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (E) in the case of an individual, pursuant to a qualified domestic relations order; or (F) by private sales or transfers made in connection with any forward purchase agreement, non-redemption agreement or similar arrangement at prices no greater than the price at which the securities were originally purchased, to obtain financing at Closing in connection with the consummation of the Transactions; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (F), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Parent shall not register any sale, assignment or transfer of any Subject Securities on Parent’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2.

Section 1.3 New Shares. In the event that (a) any Parent Common Shares, Parent Warrants or other equity securities of Parent are issued to a Sponsor after the date of this Agreement and prior to the Expiration Time pursuant to any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Parent Common Shares, Parent Warrants or other equity securities of Parent of, on or affecting the Parent Common Shares, Parent Warrants or other equity securities of Parent owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Parent Common Shares, Parent

Warrants or other equity securities of Parent after the date of this Agreement and prior to the Expiration Time, or (c) a Sponsor acquires the right to vote or share in the voting of any Parent Common Shares or other equity securities of Parent after the date of this Agreement and prior to the Expiration Time (such Parent Common Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Sponsor as of the date hereof.

Section 1.4 Certain Agreements of Sponsors.

(a) At any meeting of the Parent Shareholders, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the Parent Shareholders is sought, each Sponsor hereby unconditionally and irrevocably agrees that such Sponsor shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Parent Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Parent Common Shares:

(i) in favor of each Parent Proposal, including, without limitation, any other consent, waiver, approval is required under Parent’s organizational documents or under any agreements between Parent and its shareholders, or otherwise sought by Parent with respect to the Merger Agreement and any other matters necessary or reasonably requested by Parent for consummation of the Merger or the transactions contemplated thereby or the Parent Proposals;

(ii) against any Alternative Proposal or Alternative Transaction or any proposal relating to an Alternative Proposal or Alternative Transaction (other than the Parent Proposals and the transactions contemplated thereby);

(iii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the Merger Agreement or the Ancillary Agreements and the Merger and the other transactions contemplated thereby);

(iv) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Agreements, the Domestication or the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub or the Sponsors under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of Parent; and

(v) in favor of any extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles, to the extent permitted under the Parent Articles.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 17, 2021, by and among the Sponsors and Parent (the “Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem, sell or tender, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Parent Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

Section 1.5 Further Assurances. Each Sponsor shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Parent under applicable Laws to effect the actions and to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.6 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.7 No Challenges. Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 1.8 Consent to Disclosure. Each Sponsor hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of such Sponsor’s identity and beneficial ownership of Subject Securities, and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Sponsor will promptly provide any information reasonably requested by Parent or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited partnership or other organizational powers and have been duly authorized by all necessary corporate, limited partnership or other organizational actions on the part of such Sponsor. If such

Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, and his or her signature on this Agreement is genuine. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Sponsor’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Parent’s organizational documents, (iii) the Merger Agreement, (iv) the Letter Agreement, (v) the Voting and Non-redemption Agreements entered into by Swiftmerge Holdings, LP, as a Sponsor, and certain shareholders of Parent; or (vi) any applicable securities Laws. Such Sponsor’s Subject Securities are the only equity securities in Parent owned of record or beneficially by such Sponsor on the date of this Agreement. Such Sponsor has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Sponsor’s Subject Securities, and none of such Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement. Other than the Parent Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby and the Domestication, the Merger and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of his, her or its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of Parent’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Sponsor of his, her or its obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of his, her or its obligations under this Agreement. There is no outstanding Order imposed upon such Sponsor, or, if applicable, any of the Sponsor’s Subsidiaries.

(e) Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Parent or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, such Sponsor is not party to, nor has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Sponsor contained herein.

(h) Adequate Information. Such Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Parent or the Company and based on such information as such Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Sponsor acknowledges that Parent and the Company have not made and do not make any representation or warranty to such Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities held by such Sponsor are irrevocable.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Parent and (c) the written agreement of the Sponsors, Parent and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Parent, the Company and the Sponsor Holdco, and which makes reference to this Agreement.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.2 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.2 of the Merger Agreement, and, with respect to any Sponsor, at the address set forth on Schedule I.

Section 3.9 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.11 Adjustment for Stock Split. If, and as often as, there are any changes in Parent or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsors, Parent, the Company, or the Subject Securities, as so changed.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSORS:

SWIFTMERGE HOLDINGS, LP

By:	Swiftmerge Holdings GP, LLC,
its general partner

/s/ Aston Loch
Name:	Aston Loch
Title:	Manager

/s/ George Jones
George Jones

/s/ John “Sam” Bremner
John “Sam” Bremner

/s/ Christopher J. Munyan
Christopher J. Munyan

/s/ Aston Loch
Aston Loch

/s/ General (Ret.) Wesley K. Clark
General (Ret.) Wesley K. Clark

/s/ Brett Conrad
Brett Conrad

/s/ Dr. Leonard Makowka
Dr. Leonard Makowka

/s/ Dr. Courtney Lyder
Dr. Courtney Lyder

/s/ Sarah Boatman
Sarah Boatman

[Signature Page to Sponsor Support Agreement]

PARENT:

SWIFTMERGE ACQUISITION CORP.

By:	/s/ John S. Bremner
Name:	John S. Bremner
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

HDL THERAPEUTICS, INC.

By:	/s/ Michael Matin
Name:	Michael Matin
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Parent Common Shares and Parent Warrants

Sponsor	Parent Common Shares	Parent Warrants
Swiftmerge Holdings, LP c/o 4318 Forman Ave Toluca Lake, CA	3,375,000 Parent Class A Ordinary Shares	6,350,000
George Jones c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
John “Sam” Bremner c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
Christopher J. Munyan c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
Aston Loch c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
General (Ret.) Wesley K. Clark c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
Brett Conrad c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
Dr. Leonard Makowka c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
Dr. Courtney Lyder c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—
Sarah Boatman c/o Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA	—	—

Schedule II

Affiliate Agreements

Letter Agreement, dated December 17, 2021, by and among Parent, Swiftmerge Holdings, LP and each of the other parties thereto.

Registration and Shareholder Rights Agreement, dated December 17, 2021, by and among Parent, Swiftmerge Holdings, LP and certain other security holders named therein.

Administrative Services Agreement, dated December 17, 2021, by and between Parent and Swiftmerge Holdings, LP.

Private Placement Warrants Purchase Agreement, dated December 14, 2021, by and between Parent and Swiftmerge Holdings, LP.

Voting and Non-Redemption Agreements, dated June 7, 2023, by and among Parent, Swiftmerge Holdings, LP, and each of the other parties thereto.